Exhibit 4.2

State of Delaware Secretary of State Division of Corporations Delivered 03:44 PM 07/24/2009 FILED 03:21 PM 07/24/2009 SRV 090726447 - 4713387 FILE

CERTIFICATE OF FORMATION

OF

Bandelier Pipeline Holding, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:	The name of the limited liability company (hereinafter called the “limited liability company”) is: Bandelier Pipeline Holding, LLC

SECOND:	The address of the registered office of the limited liability company in the State of Delaware is located at: 1209 Orange Street, Wilmington, Delaware 19801. Located in the County of New Castle. The name of the registered agent at that address is The Corporation Trust Company

THIRD:	The duration of the limited liability company shall be perpetual.

FOURTH:	The name and address of the member is: Carrizo Oil & Gas, Inc., 1000 Louisiana Street Suite 1500, Houston, Texas 77002

Executed on July 24, 2009

Business Filings Incorporated,
Authorized Person Mark Williams, A.V.P.